Exhibit 99.8

AMENDMENT TO RESTRICTED SHARE UNIT AGREEMENT
THIS AMENDMENT to Restricted Share Unit Agreement, made as of _______________, is by and between GSE SYSTEMS, INC., a Delaware corporation (the "Company"), and ____________________, an employee of the Company (the "Grantee").
BACKGROUND
WHEREAS, on _______________, the Company and the Grantee made and entered into the Restricted Share Unit Agreement (the "Restricted Share Unit Agreement"), pursuant to which a certain number of restricted share units ("RSUs") vest if the Volume Weighted Average Price ("VWAP") of the Company's Common Stock as quoted on the NYSE MKT exceeds a specified target for a 90 consecutive trading day period; and
WHEREAS, the parties now desire to amend the Restricted Share Units Agreement to reduce the period during which the VWAP target must be attained for the RSUs to vest from 90 consecutive trading days to 30 consecutive trading days.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. The Section titled "Determining RSUs Earned" in Exhibit 1 of the Restricted Share Unit Agreement is hereby amended in its entirety to read as follows:
Determining RSUs Earned
Except as otherwise provided in the Plan, upon execution of the Employment Agreement, the Grantee will receive _ RSUs which will vest in their entirety if the VWAP of the Common Stock as quoted on the NYSE MKT exceeds $_ for a 30 consecutive trading day period.
2. In all other respects, the Restricted Share Unit Agreement is hereby ratified and affirmed.
IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.
GSE SYSTEMS, INC. By: Daniel Pugh Senior Vice President, General Counsel and Risk Management Officer	EXECUTIVE [Name]
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